UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Response Genetics, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing party:

4)	Date Filed:

October 3, 2011

Dear Stockholder,

This supplement provides updated and amended information with respect to our 2011 Annual Meeting of Shareholders (the “Annual Meeting”) and is being mailed on or about October 3, 2011 to all shareholders entitled to vote at the Annual Meeting. Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement dated September 2, 2011 remains accurate and should be considered in casting your vote by proxy or in person at the Annual Meeting.

The purpose of this supplement is to revise the list of nominees for election to our Board of Directors as set forth in the Notice of Annual Meeting and Proxy Statement, dated September 2, 2011. As of September 23, 2011, Kathleen Danenberg resigned from our Board of Directors and will no longer be a nominee for election to our Board of Directors. Ms. Danenberg was identified as a director in the Proxy Statement and had been nominated for election as a director at the Annual Meeting.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.  This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement, except that Ms. Danenberg will no longer be standing for election as a director. No votes received prior to or after the date of this supplement will be counted for or against the election of Ms. Danenberg to our Board of Directors.

Thank you for your continued support.  If you have any questions, please contact American Stock and Transfer Company, toll free at 1-800-937-5449.

Sincerely,

/s/ Denise McNairn
Denise McNairn
Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT

PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE

All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, and in case you have not already done so, you are urged to vote online, by telephone or by completing and mailing the proxy card that was enclosed with your Proxy Statement as promptly as possible. For specific instructions for voting online, by telephone or by mail, please see the proxy card. Any shareholder attending the meeting may vote in person even if the shareholder has previously returned a proxy.

SUPPLEMENTAL INFORMATION

Resignation of Kathleen Danenberg

As of September 23, 2011, Kathleen Danenberg resigned from our Board of Directors and also resigned as Executive Scientific and Technology Officer of the Company. Ms. Danenberg was standing for election at the Annual Meeting as a director to serve until the 2012 annual meeting of shareholders.

As a result of Ms. Danenberg’s resignation, only six directors will stand for election at the Annual Meeting. As more fully described in the Proxy Statement, our Board of Directors has nominated each of Kirk K. Calhoun, Michael Metzger, Gary D. Nusbaum, Michael Serruya, Richard van den Broek and David Wurzer as directors, whose terms, if elected, will expire in 2012. Our Board of Directors unanimously recommends that you vote your shares “ for ” these nominees to our Board of Directors.

VOTING; REVOCABILITY OF PROXIES

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.  Proxies that have already been received by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxies received before the Annual Meeting will be voted for the directors nominated by the Board of Directors as instructed by the proxies, except that votes will not be cast for or against Ms. Danenberg as she is no longer a nominee for election to the Board of Directors.

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by signing and submitting a new proxy card with a later date, by delivering a written notice of revocation to our Corporate Secretary at our principal offices at 1640 Marengo Street, 6th Floor, Los Angeles, CA 9003 or by attending the Annual Meeting and voting in person (as described in the Proxy Statement). Attending the Annual Meeting will not revoke your proxy unless you specifically request it. If you hold your shares through a broker or other intermediary, you must request a legal proxy from your broker in order to vote at the Annual Meeting.

If you desire to revoke your proxy and change your vote but no longer have the proxy card that was included with the Proxy Statement, you may obtain a new proxy card by contacting your broker or, if your shares are not held through a broker, by contacting Response Genetics at 1-323-224-3900.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors knows of no matters other than those described in the Proxy Statement to be submitted at the Annual Meeting. If any other matters come before the Annual Meeting, it is the intention of the persons named in the proxy card that you received with the Proxy Statement to vote the shares they represent as our Board of Directors may recommend.